THIS JOINT VENTURE AGREEMENT made the 16th day of January, 2014.

BETWEEN:

ENERTOPIA CORPORATION, a corporation duly incorporated
under the laws of the State of Nevada with its executive office at
950-1130 West Pender Street, Vancouver, British Columbia,
Canada.

("Enertopia")

AND:

WORLD OF MARIHUANA PRODUCTIONS LTD., a
corporation duly incorporated under the laws of the Province of
British Columbia with the Registered and Records office located at
#1-2838 Garden Street, Abbotsford, British Columbia, V2T 4W7.

("WOM")

(collectively called the "Parties")

WHEREAS:

A. WOM has or will acquire a licence issued by Health Canada (the "Licence") to allow for WOM to operate a business of legally producing, manufacturing, propagating, importing/exporting, testing, researching and developing, and selling marihuana (the “Business”) which shall be located at 33420 Cardinal Street, Mission, British Columbia (the "Premises").

B. The Parties have entered into a non-binding Letter Of Intent dated for reference the 1st day of November, 2013 (the "LOI") which shall be superseded by this Agreement.

C. The Parties wish to enter into this Agreement to set out the terms and conditions on which Enertopia may acquire an interest in the Business and the terms and conditions on which the Parties will form a joint venture to jointly participate in the Business (the "Joint Venture").

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree each with the other as follows:

1. DEFINITIONS AND SCHEDULES

1.01 In this Agreement, unless the context otherwise requires, the following terms will have the following meanings:

"Joint Venture Assets" means those assets listed in Schedule "A" hereto and any future assets purchased by or on behalf of the Business and all other property, whether real or personal, which is owned, leased, held, developed, constructed or acquired for the Business by or on behalf of the Parties.

"Interest" means all the right, title and interest of a Party in and to the Joint Venture, the Joint Venture Assets, any Joint Venture Loan and accrued interest thereon and the Party's interest in and to this Agreement.

"Joint Venture Loan" means any and all loans, debts, obligations incurred by the Parties to operate the Business in accordance with Section 3.03 hereof.

"Effective Date" means the first business day following the day on which WOM has received the final and duly issued Licence from Health Canada and has notified Enertopia of such receipt.

"Net Profits" means income available for distribution to the Parties after deducting all expenses incurred by the Business. .

"Parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

1.02 The following are Schedules to this Agreement:

Schedule "A" – Assets of WOM

Schedule "B" – Estimated Net Profits Calculation for the 12 months from the Execution Date

2. INITIAL CONTRIBUTIONS & INTERESTS

2.01 The Parties contribute the following as their initial contributions to the Business:

(a)	WOM, as its initial Contribution, hereby contributes all of its interest and title in the Assets set forth in Schedule "A" hereto.

(b)	Enertopia, as its initial contribution, hereby contributes the payments set forth in Section 5.01 (i), (ii) and (iii) hereof.

2.02 Upon occurrence of the Effective Date, the Parties shall have the following initial Interests:

WOM	-	70%
Enertopia	-	30%

2.02 Except as otherwise provided herein, the Parties shall bear the cost and all liabilities arising under this Agreement and shall, pursuant to their respective shares, own the Business all in proportion to their respective Interests.

2.03 Unless this Agreement otherwise provides, all revenues and benefits derived from the Business shall be received by the Parties in the ratio of their Interests, and all obligations and liabilities incurred in respect of, the Business shall be received or borne by the Parties in accordance with the terms of this Agreement.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01 Each Party represents and warrants to the other as follows:

(a)	It is duly incorporated and is in good standing as to the filing of annual returns under the laws of the jurisdiction of its incorporation.

(b)	It has the corporate or other power to enter into this Agreement.

(c)

All necessary and requisite corporate proceedings, resolutions and authorizations have been or will be taken, passed, done and given to authorize, permit and enable it to execute and deliver this Agreement.

(d)

The entering into of this Agreement will not be in contravention or constitute default under the laws of the incorporation jurisdiction of the Party or any indenture, deed, agreement, undertaking or obligation of the Party or to which it is a party.

(e)

There are no actions or proceedings pending or, to its knowledge threatened which challenge the validity of this Agreement or which might result in a material adverse change in the financial condition of any Party or which would materially adversely affect its ability to perform its obligations under this Agreement or any other document in connection with them.

(f)	This Agreement is a valid, binding and enforceable obligation of each of the Parties in accordance with its terms.

3.02 WOM hereby further represents, warrants and covenants to Enertopia that it is the sole owner of the Premises and that it will make the Premises available for the operation of the Business at all times during the term of this Agreement.

4. MANAGEMENT

4.01 Unless otherwise provided herein, the operation of the Business shall be governed by the decision of the Parties owning more than 50% of the Business.

5. FINANCING/PARTIES' CONTRIBUTIONS/DISTRIBUTION OF NET PROFITS

5.01 Enertopia shall purchase it's Interest in the Business as set out below, provided that all cash payments are payable directly to WOM by way of wire transfer:

i)	10,000,000 shares of the restricted common stock of Enertopia (the "Shares") to 0984329 B.C. Ltd ("098") at the direction of WOM at the time of execution of the LOI (the "LOI Shares") (Completed);

ii)

Issuance of 5,000,000 Shares to 098 and payment of $100,000.00 USD to WOM upon signing of this Agreement (the "Execution Date") which Shares will be held in escrow (the "Escrow Shares") by Enertopia's solicitors until such time as the Effective Date has occurred. Upon occurrence of the Effective Date, the Escrow Shares will be released from escrow;

iii)	Payment to WOM of $75,000.00 USD by January 31, 2014 in exchange for which Enertopia will be granted a 30% Interest in the Business;

iv)

Issue 1,000,000 Shares to 098 and pay $200,000.00 USD to WOM on or before the date that is six months from the Execution Date in exchange for which Enertopia shall be granted a further 1% Interest in the Business;

v)

Issue 1,000,000 Shares to 098 and pay $200,000.00 USD to WOM on or before the one year anniversary of the Execution Date in exchange for which Enertopia shall be granted a further 2% Interest in the Business;

vi)

Issue 1,000,000 Shares to 098 and $200,000.00 USD to WOM on or before the second year anniversary of the Execution Date in exchange for which Enertopia shall be granted a further 6% Interest in the Business;

vii)

Issue 1,000,000 Shares to 098 and $300,000.00 USD to WOM on or before the third year anniversary of the Execution Date in exchange for which Enertopia shall be granted a further 6% Interest in the Business;

viii)

Issue 1,000,000 Shares to 098 and $300,000.00 USD to WOM on or before the fourth year anniversary of the ExecutionDate in exchange for which Enertopia shall be granted a further 6% interest in the Business for a total of 51% Interest to be held by Enertopia at such time;

ix)

Following the Effective Date and subject to any required stock exchange approvals, Enertopia shall appoint Mathew Chadwick, the current sole director of WOM (the "Appointee"), to the board of directors of Enertopia. The Appointee will hold office until the next annual meeting of the shareholders of Enertopia unless his office is earlier vacated in accordance with applicable corporate law. Enertopia shall include the Appointee as one of the management nominees put forth by Enertopia at each shareholder meeting at which the election of directors is an item of business, provided however, that the Appointee shall only be entitled to serve as a director of Enertopia as long as this Agreement is in good standing, full force and effect;

x)

WOM shall not, at any time following the Effective Date and during the course this Agreement remains in effect, issue, split, reverse split, hypothecate or otherwise transact any of its share capital, under any circumstance, without the prior written consent of Enertopia; and

xi)

WOM shall use the first $375,000.00 paid by Enertopia pursuant to Section 5.01 ii), iii) and iv) hereof to upgrade the Business as may be required pursuant to Health Canada stipulations or as my otherwise required to advance the Business.

5.02 In the event the Effective Date does not occur within twelve (12) months from the Execution Date, WOM will be entitled to retain the cash payment paid to it pursuant to Section 5.01 ii) and iii) but will be required to return all Shares issued to it by Enertopia other than 5,000,000 of the LOI Shares.

5.03 Funds required from time to time by the Parties to operate the Business will be obtained, to the greatest extent possible, by borrowing from a chartered bank or other institutional lender. If a Party wishes to obtain a Joint Venture Loan, they shall first provide the other Party with particulars of the terms of any such proposed Joint Venture Loan including the amount of any commitment or other loan fees, the security required by the lender and other terms and conditions, and shall not finalize any such Joint Venture Loan without the prior written approval of the other Party, such approval not to be unreasonably delayed or withheld.

5.04 Any Joint Venture Loan entered into in accordance with Section 5.03 hereof shall be borne by the Parties hereto pro rata in proportion to their Interest at the time of demand for payment by such bank or institution and if any of the Parties discharge any liabilities of the Parties either directly or pursuant to such guarantee given hereunder then the Party discharging the liabilities shall have the right to be reimbursed by the Party or Parties not so contributing so that in the end result each of the Parties shall have contributed in proportion as aforesaid.

5.05 Commencing on the Effective Date, the Net Profits shall be distributed to each of the Parties in proportion to their respective Interests on a quarterly basis.. The Parties agree to the estimated Net Profit calculation for the 12 months following the Execution Date set forth in Schedule "B" hereto.

5.06 If funds are required for the operation of the Business, or other expenses related to the Business, then the Parties agree to advance such funds in accordance with their Interest (the "Contribution"), upon the demand of either Party.

5.07 If either Party (the "Defaulter") fails to provide his or her Contribution within 10 business days from the date required by the other Party (the "Deficiency"), then the Party who has paid its Contribution may give written notice to the Defaulter to pay its Deficiency. If such Defaulter does not pay its Deficiency within 45 days of such notice, that Party making its own Contribution as required (the "Contributor") will not be required to but may pay all or any part of the Deficiency on behalf of the Defaulter. If the Contributor pays all or any part of the Deficiency on behalf of the Defaulter:

(a)

The total amount advanced by the Contributor on behalf of the Defaulter will be aggregated from time to time and interest will accrue on the same from the date or dates of such contribution at a rate of interest equal to that charged by the Royal Bank of Canada’s prime rate plus three percent. Such total amount and all interest accrued and unpaid thereon from time to time will be herein called the "Deficiency Contribution";

(b)	Any Deficiency Contribution will be Payable by the Defaulter to the Contributor on demand by the Contributor.

5.08 Each Party agrees to indemnify and save harmless the other from and against any loss, costs or damages it may suffer as a result of its failure to pay for its Interest of the amounts due and owing under the Business.

6. RESTRICTIONS ON TRANSFER/RIGHT OF FIRST REFUSAL

6.01 Except as otherwise expressly permitted in this Agreement:

(a)	no Party shall, at any time during the course of this Agreement, sell, transfer or otherwise dispose of or offer to sell, transfer or otherwise dispose of any of its Interest unless that Party (the "Offeror") first offers by notice in writing (the "Offer") to the other Parties (the "Others") pro rata in accordance with their Interest the prior right to purchase, receive or otherwise acquire the same;

(b)	the Offer shall set forth:

	(i)	the Interest offered for sale;

	(ii)	the consideration therefor expressed only in lawful money of Canada;

	(iii)	the terms and conditions of the sale; and

	(iv)	that the Offer is open for acceptance for a period of sixty days after receipt of such Offer by the Others;

(c)

any of the Others may accept such Offer and by such acceptance specify any additional portion of the Interest offered for sale that such Party is prepared to purchase in the event that any of the Others fail to accept such Offer and, if any of the Others fail to accept such Offer, such Party (pro rata if more than one) shall be entitled to purchase such additional portion of the Interest as shall be so available;

(d)

if, and to the extent the Offer is not accepted, the Offeror may sell, transfer or otherwise dispose of his remaining Interest to any other person, firm or corporation (the "Third Party") only for the consideration and upon the terms and conditions as set out in the Offer but only within the period of ninety days after the expiry of the period for acceptance by the Others and, if the Offeror does not do so, the provisions of this Section 6.0l will again become applicable to the sale, transfer or other disposition of his Interest and so on from time to time;

(e)

no disposition of any Interest in the Business permitted by this Section 6.01 shall be made unless the Third Party shall have entered into an agreement with the Others by which the Third Party shall be bound by and entitled to the benefit of the provisions of this Agreement and other Others shall enter into such an agreement; and

(f)

any Party who shall have disposed of all of their Interest in compliance with the provisions of this Agreement shall be entitled to the benefit of and be bound by only the rights and obligations which arose pursuant to this Agreement prior to such disposition.

6.02 Except as specifically provided herein, no Party shall mortgage, pledge, charge, hypothecate or otherwise encumber their Interest or any part thereof without the prior written consent thereto of the other Parties, which consent may be arbitrarily withheld.

6.03 Notwithstanding any other provision of this Agreement, no Party shall be entitled to sell, transfer or otherwise dispose of any of their Interest or any part thereof without first obtaining the consent of the other Parties, if such action would permit any other party to accelerate or demand the payment of any Joint Venture Loan.

7. DEFAULT

7.01 It is an event of default (a "Default") if a Party (the "Defaulting Party", the other Parties being the "Non-Defaulting Parties"):

(a)

fails to observe, perform or carry out any of his obligations hereunder and such failure continues for 30 days after any of the Non-Defaulting Parties have, in writing, demanded that such failure be cured;

(b)	fails to take reasonable actions to prevent or defend assiduously any action or proceeding in relation to any of their Interest for seizure, execution or attachment or which claims:

(i)	possession;

(ii)	sale;

(iii)	the appointment of a receiver or receiver-manager of its assets; or

(iv)	forfeiture or termination;

of or against any of the Interest of the Defaulting Party, and such failure continues for 30 days after a Non-Defaulting Party has, in writing, demanded that the same be taken or the Defaulting Party fails to defend successfully any such action or proceeding;

(c)	becomes bankrupt or commits an act of bankruptcy or if a receiver or receiver- manager of his assets is appointed or makes an assignment for the benefit of creditors or otherwise;

(d)	fails after fourteen days' notice in writing to the other to resolve by agreement a course of conduct requiring approval of the Parties in accordance with Section 8.01 hereof.

7.02 In the event of a Default, the Non-Defaulting Parties may do any one or more of the following:

(a)

pursue any remedy available to them in law or in equity, it being acknowledged by each of the Parties that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a Default;

(b)

take all actions in their own names or in the name of the Defaulting Party or the Parties as may reasonably be required to cure the Default, in which event all payments, costs and expenses incurred therefor shall be payable by the Defaulting Party to the Non-Defaulting Parties on demand with interest at the Royal Bank of Canada prime commercial rate of interest for its most creditworthy customers plus 6% per annum;

(c)	implement the buy-sell procedure as set out in Section 8.01 hereof;

(d)	waive the Default provided, however, that any waiver of a particular Default shall not operate as a waiver of any subsequent or continuing Default.

8. BUY-SELL PROCEDURE

8.01 If any of the Parties are desirous of purchasing the Interest of a Defaulting Party as defined in Section 7.02 hereof, the transaction shall be initiated and completed in the following manner. The said party (hereinafter referred to as the "Offeror") shall give to the other party (hereinafter referred to as the "Offeree") notice in writing which shall contain the following terms and provisions:

(a)	the price for the Interest to be sold;

(b)	an offer to buy all of the Interest owned by the Offeree at a fixed price determined solely by the Offeror;

(c)	an offer to sell all of the Interest owned by the Offeror to the Offeree at a fixed price determined solely by the Offeror;

(d)	payment of an amount equal to the total purchase price in cash or by certified cheque on closing.

8.02 Upon receipt of the notice, the Offeree may, within a period of 30 days thereafter, accept either one of the offers contained in the notice and shall given written notification to the Offeror accepting either the Offeror's offer to purchase or the Offeror's offer to sell as contained in the notice.

8.03 The individual parties hereto agree that failure to accept within the time limited as aforesaid shall be for all intents and purposes be deemed to have been a rejection of the Offeror's offer to purchase in the same manner as if the Offeree had, in fact, rejected such offer to purchase by notice in writing. The appropriate offer in accordance with the foregoing and acceptance thereof by either notice in writing or the failure of the Offeree to accept the same shall be deemed to constitute a binding agreement of purchase and sale as set out in the Offeror's notice and in the terms and provisions of this Agreement. The transaction or transactions of purchase and sale arising from the foregoing shall be completed within sixty days after acceptance.

8.04 In the event of a sale of an Interest in the said Business as herein provided for, the party selling shall in this Section be referred to as the "Seller" and the party purchasing shall in this Section be referred to as the "Purchaser", and the following additional provisions shall apply:

(a)	the date scheduled for closing (the "Closing") may be at any earlier date agreed to and fixed by the individual parties hereto;

(b)	any amount payable under the agreement of purchase and sale or other agreed transaction shall be paid by way of cash or by way of certified cheque;

(c)

if, upon the date set for Closing, the Parties shall be indebted to the Seller in an amount recorded on the books of the Parties and verified by the auditors/accountants of the Parties, such indebtedness shall be paid to the Seller by the Parties at the time of Closing;

(d)

if, upon the date set for Closing, the Seller shall be indebted to the Parties in an amount so recorded and verified, the Purchaser shall be entitled under the purchase price to pay, satisfy and discharge all or any portion of such indebtedness and to receive and to take credit against the purchase for the amount or amounts so paid on account of such indebtedness;

(e)

if, on the date of Closing, the Seller is responsible on any covenant for the liabilities of Business the Purchaser shall procure for the Seller and deliver to him at the time of closing releases from any such covenants or guarantees or, failing that, shall indemnify the Seller from any claim, action, demand or liability that may arise by reason of such covenants or guarantees;

(f)

if, on the date of Closing, the Seller shall have any securities lodged with any person, including the Parties' bankers, to secure any indebtedness of the Parties, then the Purchaser shall deliver the same free and clear of any claims in connection with such indebtedness to the Seller. In the event the Purchaser is unable to deliver the same, then the Purchaser shall execute all such documents as may be reasonably required in order to indemnify and save harmless the Seller in relation thereto;

(g)

if, on the date of Closing, the Seller shall, for any reason, fail or refuse to complete the transaction, the Purchaser shall have the right upon such default without prejudice to any other rights which the Purchaser may have, upon payment by the Purchaser of the balance due on closing (less or plus any adjustment herein permitted) to the credit of the Seller in any chartered bank in the Province of British Columbia or the solicitors for the Business on behalf of and in the name of the Seller to complete the transaction as aforesaid and the Seller hereby irrevocably constitutes the Purchaser the true and lawful attorney of the Seller to complete the transaction and to execute any and every document necessary in that behalf;

(k)	between the date of any offer and the date of Closing of any ensuing transaction neither the Seller nor the Purchaser shall do or cause to be done anything except in the ordinary course of business;

(l)

notwithstanding any term or provision of this Agreement to the contrary, once any of the sale provisions hereinbefore referred to are invoked or become operative pursuant to the provisions of this Agreement, no other offer or notice of sale or intention to sell shall be given or accepted until the Closing or termination of the ensuing transaction.

9. NO PARTNERSHIP

9.01 The Parties agree that they are not operating as a partnership but as a joint venture in the Business only. Neither the co-ownership of the Business by the parties nor this Agreement will be construed so as to create a partnership of the parties or make either party in any way responsible for the debts or losses of the other. This Agreement will not:

(a)	Limit the parties in carrying on their respective separate business;

(b)	Impose upon either party any fiduciary duty by reason of its carrying on its separate business;

(c)	Constitute the parties as general partners or constitute either party the agent of the other;

(d)	Impose upon either party any liability or obligation other than as expressly provided in this Agreement; or

(e)	Prevent WOM from retail marketing and retail selling of marihuana or franchising.

10. FINANCIAL

10.01 WOM agrees to change its fiscal year-end to August 31 on or before the Effective Date.

10.02 Each Party shall be responsible for and pay their own respective corporate and personal tax and duty obligations, whether in Canada, the United States, or elsewhere, and each of the Parties shall hold the other and the Joint Venture harmless and agree to indemnify them for those tax and duty obligations, as well as and costs of collection, interest, fines, penalties, or litigation.

10.03 The books of account of the Business shall be maintained on an accrual basis in accordance with Generally Accepted Accounting Principles, consistently applied, and shall show all items of income and expense, all assets and liabilities and the contribution accounts of the Parties.

10.04 WOM shall:

(a) cause to be prepared and furnished to Enertopia promptly after the close of each fiscal period a balance sheet of the Business dated as of the end of the fiscal period, a related statement of income or loss and a related statement of source and application of funds for the Business for such fiscal period, all of which shall be certified in the customary manner by the Auditor, and the same information for the fiscal period as is required to be included in the periodic reports referred to in (b) below.

(b) upon request by Enertopia from time to time, provide to Enertopia any information about the business and activities of the Business necessary for the tax returns of Enertopia or other information on the business and affairs of the Business as may be reasonably requested by Enertopia.

10.05 Any Party shall have the right from time to time at all reasonable times during usual business hours and without causing a material disruption of the Business, to audit, examine and make copies of or extracts from all records relating to the Business. Such right may be exercised through any agent or employee of such Party designated by it, or by independent accountants designated by such Party. Such Party shall bear all expenses incurred in any such audit or examination or for copies or extracts made at such Party's request.

11. CONFIDENTIALITY

11.01 The making of this Agreement and the consummation of the transactions contemplated in this Agreement will be maintained as strictly confidential, and subject to the requirement of law and of governmental and regulatory authorities, none of the Parties will make any disclosure concerning the terms or conditions of this transaction or any other aspect of their dealings, including, but not limited to, information relating finances, customers, technologies, or trade secrets except with the written consent of the other Parties or as is necessary in order to carry out their respective contributory duties under the terms of this Agreement.

11.02 The above restrictions will not apply to any information that:

(a)	is in the public domain through no fault of the recipient;

(b)	is authorized for disclosure by the disclosing Party;

(c)	is received by the recipient from another unrestricted source;

(d)	is independently developed by the recipient; or

(e)	is lawfully required to be disclosed by a court or other judicial proceeding in any jurisdiction.

11.03 The Parties agree that because monetary damages alone would be insufficient to consummate for a breach of these confidentiality provisions, any Party may seek any judicial, nonjudicial or extraordinary relief available in any court with compentent jurisdiction to prevent the breach of these provisions. This remedy is in addition to any other remedies that may be available.

12. GENERAL PROVISIONS

12.01 This Agreement shall terminate:

(a)	if either party sells or otherwise disposes of its Interest in the Business;

(b)

The parties, acting together, collectively sell the Business after which this Agreement will cease to have any effect or be binding upon the parties except in respect of the resolution of the rights and obligations of the parties during the period prior to such sale and the payment of all monies between the parties arising as a result; or

(b)	if the Parties hereto consent in writing to the termination hereof.

12.02 The Parties shall execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

12.03 The provisions herein constitute the entire agreement between the Parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof.

12.04 If any provision of this Agreement is unenforceable or invalid for any reason whatever, it shall not affect the enforceability or validity of the remaining provisions of this Agreement and such provision shall be severable from the remainder of this Agreement.

12.05 Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, courier service or by electronic communication, capable of producing a printed transmission to or delivered at the address of the other party first written above or at such other address as any of the parties may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailedor couriered, forty-eight hours after the time of mailing or if sent by electronic communication on the date of such communication. If normal mail service or courier service is interrupted by strike, slow down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

12.06 Time shall be of the essence hereof.

12.07 This Agreement shall be governed by and construed in accordance with the laws in force in the Province of British Columbia from time to time.

12.08 Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be referred to a single arbitrator pursuant to the Commercial Arbitration Act of British Columbia and the determination of such arbitrator shall be final and binding upon the parties hereto.

12.09 The headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only.

12.10 Wherever the singular or the masculine is used throughout this Agreement the same shall be construed as being the plural or the feminine or the neuter or the body politic or corporate where the context so requires. The headings immediately preceding each paragraph are inserted for the purpose of convenience only and are to be excluded from any construction or interpretation of this Agreement.

12.11 Each of the parties hereto shall make, do and execute or cause to be made, done or executed all such further things, acts, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually.

12.12 This Agreement shall enure to the benefit of and be binding upon the Parties and their respective personal representatives, successors and permitted assigns.

-Signature Page Follows-

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ENERTOPIA CORPORATION
by its authorized signatory

Per:

______________________________
Authorized Signatory

WORLD OF MARIHUANA PRODUCTIONS LTD.
by its authorized signatory

Per:

______________________________
Mathew Chadwick

SCHEDULE "A"
List of Assets

1.	Twenty five kilowatt generator	$30,000.00
2.	99 HID ballasts and all mounting hardware	$20,295.00
3.	99 Grow Star Shades	$12,375.00
4.	99 Moguls and hardware	$742.50
5.	2x200 amp contactor & 200 amp Panel	$2,600.00
6.	4x200amp main breaker sub panels	$7,520.00
7.	2x200amp main panels c/w Breakers	$1,800.00
8.	6x Submersible Pro – line pumps	$1,200.00
9.	3x Little Giant Pumps	$450.00
10.	4x50ft Greenline Hose systems	$360.00
11.	6x 5 ton 60,000 Btu Air Conditioners	$30,000.00
12.	3x 5 ton recon Air Conditioners	$15,000.00
13.	1 Air Handler Recon spare	$1,800.00
14.	4x Pro Grade Air Dehumidifiers	$5,600.00
15.	2x 12000 Btu Dehumidifiers	$1,800.00
16.	8000 Btu Dehumidifier	$250.00
17.	Misc Spare Equipment	$20,000.00
18.	6x Co2 Generators	$6,000.00
19.	6x Co2 Monitors	$7,200.00
20.	Any and all assets acquired after the coming into effect of this Agreement to which this Schedule “A” is attached.

SCHEDULE "B"

Estimated Net Profits Calculation for the 12 months from the Execution Date

     0786521 B.C. Ltd
Profit & Loss Statement Projection

Income
Sales (Based on 380,000 grams @$7.50)	$2,850,000.00

Other Income (Testing For other Accounts)	$36000.00
Total Income	$2,886,000.00
Expenses
Accounting	$5000.00
Advertising	$60,000.00
Agricultural (Food & Grow Supplies)	$180,000.00
Bank Charges	$6000.00
Electricity	$160,000.00
Gas & Propane	$18,000.00
Hire of Equipment	$12.000.00
Insurance	$36,000.00
Interest	$15000.00
Labels & Packaging	$7200.00
Licensing & Legal	$20,000.00
Miscellanies	$12,000.00
Motor Vehicles	$30,000.00
Office Supplies	$6000.00
Postage & Handling	$4800.00
Building Lease	$42,000.00
Repairs & Maintenance	$48,000.00
Stationary (Shipping)	$8000.00
Telephone & Communications (Security)	$60,000.00
Training/Seminar	$40,000.00
Wages	$1,100,400.00
WCB	$55,000.00

Total Expenses	$1,925,400.00

Net Profit (Loss)	$960,600.00
________________________________________________________

SCHEDULE "C"

Distribution of Net Profits

Net Profits shall mean <>.
Commencing on the Effective Date, Net Profits shall be distributed as follows: